EXHIBIT 99.1

Houston Exploration Names Jack E. Bergeron Jr. Vice President
and General Manager of the Offshore Division

Houston, Texas – March 10, 2005 – The Houston Exploration Company (NYSE:THX) announced today that John E. “Jack” Bergeron Jr. has been named vice president and general manager of the offshore division, effective immediately. Bergeron, 47, will be responsible for all aspects of the company’s Gulf of Mexico operations including prospect generation, exploration and development drilling, technology, and leasing opportunities.

Bergeron, who has 26 years of industry experience, spent the last ten years in management roles with Total E&P USA Inc. and Fina Oil and Chemical Company. While at Total his roles included managing the exploration operations at Alaska’s North Slope and supervising the domestic onshore development operations, as well as other areas of responsibility. He also held various engineering and management positions with Tenneco Oil Company and Gulf Oil Corporation. He received a bachelor’s degree in petroleum engineering from The University of Texas at Austin.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, the Rocky Mountains and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s Web site at http://www.houstonexploration.com.

Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com